EXHIBIT 107

Calculation of Filing Fee Tables

S-8

(Form Type)

NETCLASS TECHNOLOGY INC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Ordinary shares, US$0.00025 par value per share	Rule 457(c) and (h)	1,583,000	$6.59	$10,431,970	$0.00015310	$1,597.13
Total Offering Amounts							$10,431,970
Total Fee Offsets							$0
Net Fee Due							$1,597.13

(1)	This Registration Statement on Form S-8 covers additional shares of Class A ordinary shares, US$0.00025 par value per share of NETCLASS TECHNOLOGY INC (“Registrant”) issuable pursuant to the 2025 Equity Incentive Plan of NETCLASS TECHNOLOGY INC (as amended and restated, the “2025 Equity Incentive Plan”) of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2025 Equity Incentive Plan.

(2)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$6.59 per Class A ordinary share, the average of the high and low prices for the Registrant’s Class A ordinary share as quoted on the Nasdaq Capital Market on March 31, 2025.